Exhibit (d)(34)

SUB-ADVISORY AGREEMENT

between

FMR CO., INC. and

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

AGREEMENT made this 5th day of March, 2010, by and between FMR Co., Inc., a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts (hereinafter called the "Sub-Subadviser") and Fidelity Investments Money Management, Inc., a New Hampshire corporation with principal offices at 1 Spartan Way, Merrimack, New Hampshire (hereinafter called the "Sub-Adviser").

WHEREAS Strategic Advisers, Inc., a Massachusetts corporation (hereinafter called "the Adviser") has entered into a Management Contract with Fidelity Rutland Square Trust II, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Fund"), on behalf of Strategic Advisers Core Income Fund (hereinafter called the "Portfolio"), pursuant to which the Adviser is to act as investment manager and adviser to the Portfolio;

WHEREAS the Sub-Adviser has entered into a Sub-Advisory Agreement with the Adviser (the "Subadvisory Agreement") pursuant to which the Sub-Adviser, directly or through certain of its subsidiaries or other affiliated persons (including the Sub-Subadviser), may provide investment advice and research services to the Adviser on behalf of the Portfolio; and

WHEREAS the Sub-Subadviser was formed for the purpose of providing investment management of equity and high income funds and advising generally with respect to equity and high income instruments.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Adviser and the Sub-Subadviser agree as follows:

1. (a) The Sub-Subadviser shall, subject to the supervision of the Sub-Adviser, direct the investments of all or such portion of the Portfolio's assets as the Adviser shall designate in accordance with the investment objective, policies and limitations as provided in the Portfolio's Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Portfolio may impose by notice in writing to the Adviser, Sub-Adviser, or Sub-Subadviser. The Sub-Subadviser shall also furnish for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio; and shall pay the salaries and fees of all personnel of the Sub-Subadviser performing services for the Portfolio relating to research, statistical and investment activities. The Sub-Subadviser is authorized, in its discretion and without prior consultation with the Portfolio, the Adviser, or the Sub-Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of the Fund's Board of Trustees.

(b) The Sub-Subadviser shall also furnish such reports, evaluations, information or analyses to the Fund, the Adviser, and the Sub-Adviser as the Fund's Board of Trustees, the Adviser, or the Sub-Adviser may request from time to time or as the Sub-Subadviser may deem to be desirable. The Sub-Subadviser shall make recommendations to the Fund's Board of Trustees with respect to Portfolio policies, and shall carry out such policies as are adopted by the Trustees. The Sub-Subadviser shall, subject to review by the Board of Trustees, furnish such other services as the Sub-Subadviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement and which are not otherwise furnished by the Adviser or Sub-Adviser.

(c) The Sub-Subadviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio's account with brokers or dealers selected by the Sub-Subadviser, which may include brokers or dealers affiliated with the Adviser, Sub-Adviser, or Sub-Subadviser. The Sub-Subadviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which the Sub-Subadviser, Sub-Adviser, Adviser or their affiliates exercise investment discretion. The Sub-Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Fund shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

(d) The Sub-Subadviser shall vote (or arrange for the voting by its affiliates) all proxies solicited by or with respect to the issuers of securities in which the portion of the assets of the Portfolio allocated to the Sub-Subadviser may be invested in accordance with the Sub-Subadviser's proxy voting policies and procedures as approved by the Board of Trustees and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Portfolio; and provide information to the Fund, the Adviser or their designated agent in a manner that is sufficiently complete and timely to ensure the Fund's compliance with its filing obligations under Rule 30b1-4 of the 1940 Act.

2. As compensation for the services to be furnished by the Sub-Subadviser hereunder, the Sub-Adviser agrees to pay the Sub-Subadviser in accordance with the terms set forth in Schedule A attached hereto in respect of that portion of the Portfolio's assets managed by the Sub-Subadviser. Such fee shall not be reduced to reflect expense reimbursements or fee waivers by the Adviser or the Sub-Adviser, if any, in effect from time to time.

3. It is understood that Trustees, officers, and shareholders of the Fund are or may be or become interested in the Adviser, the Sub-Adviser, or the Sub-Subadviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser, the Sub-Adviser, or the Sub-Subadviser are or may be or become similarly interested in the Fund, and that the Adviser, the Sub-Adviser, or the Sub-Subadviser may be or become interested in the Fund as a shareholder or otherwise.

4. It is understood that the Portfolio will pay all its expenses other than those expressly stated to be payable by the Sub-Subadviser hereunder, by the Adviser under the Management Contract with the Portfolio, or by the Sub-Adviser under the Subadvisory Agreement with the Adviser.

5. The Services of the Sub-Subadviser to the Sub-Adviser are not to be deemed to be exclusive, the Sub-Subadviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Subadviser's ability to meet all of its obligations with respect to rendering investment advice hereunder. The Sub-Subadviser shall for all purposes be an independent contractor and not an agent or employee of the Adviser, the Sub-Adviser, or the Fund.

6. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Subadviser, the Sub-Subadviser shall not be subject to liability to the Adviser, the Sub-Adviser, the Fund or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 7, this Agreement shall continue in force until September 30, 2011 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretive releases or no-action letters of, the Commission or its staff.

(c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 7, the terms of any continuance or modification of the Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The Adviser, the Sub-Adviser, the Sub-Subadviser, or the Portfolio may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically upon the termination of the Management Contract between the Fund, on behalf of the Portfolio, and the Adviser. This Agreement shall terminate automatically in the event of its assignment.

8. The Sub-Subadviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Fund and agrees that any obligations of the Fund or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub-Subadviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub-Subadviser seek satisfaction of any such obligation from the Trustees or any individual Trustee.

9. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO THE CHOICE OF LAWS PROVISIONS THEREOF.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FMR CO., INC.

BY: /s/ JS Wynant

JS Wynant

Treasurer

FIDELITY INVESTMENTS MONEY MANAGEMENT, INC.

BY: /s/ JS Wynant

JS Wynant

Treasurer

Schedule A

Pursuant to Section 2 of the Sub-Advisory Agreement (hereinafter the "Agreement") made the 5th day of March, 2010, by and between FMR Co., Inc. (hereinafter the "Sub-Subadviser") and Fidelity Investments Money Management, Inc. (hereinafter the "Sub-Adviser"), the Sub-Subadviser shall be compensated for the services it performs on behalf of Strategic Advisers Core Income Fund (hereinafter the "Portfolio") as follows:

1. For purposes of calculating the fee to be paid to the Sub-Subadviser under this Agreement, "Portfolio Assets" shall mean the portion of the net assets of the Portfolio managed by the Sub-Subadviser.

2. The Sub-Adviser will pay the Sub-Subadviser a monthly fee equal to 0.90% based on the average daily Portfolio Assets (computed in the manner set forth in the Trust's Trust Instrument) determined as of the close of business on each business day throughout the calendar month. Such fee shall not be reduced to reflect expense reimbursements or fee waivers by the Sub-Adviser, if any, in effect from time to time.

The Sub-Subadviser agrees to look exclusively to the Sub-Adviser, and not to any assets of the Trust or Portfolio, for the payment of the Sub-Subadviser's fees arising under this Paragraph 2.